Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 3rd QUARTER 2006 SALES AND EARNINGS RESULTS
Third Quarter ASV Machine Sales Increase 13%
ASV Adjusts 2006 Guidance, Announces $50 Million Share Buyback Program

Highlights for the Third Quarter of 2006
•	ASV machines sales grew 13% to $35.2 million as compared to $31.1 million during the third quarter of 2005; this comparison underestimates year-over-year growth as 2005 included increased sales of $5 million due to the effects of hurricanes Katrina and Rita.
•	Total net sales for the third quarter of 2006 were $63.0 million as compared to $69.2 million during the third quarter of 2005 as growth in ASV machine sales was offset by declines in the sale of OEM undercarriages, Loegering products and service parts.
•	EPS for the third quarter of 2006 was $.19 per diluted share compared with $.29 per diluted share for the third quarter of 2005. The decline in EPS was related to lower sales with a greater concentration of lower gross margin products and higher SG&A expenses.
•	ASV announces the implementation of a $50 million share buyback plan.
Grand Rapids, MN (October 31, 2006) — ASV, Inc. (Nasdaq: ASVI) today reported third quarter 2006 sales of $63.0 million, net earnings of $5.1 million and earnings per diluted share of $.19. Benefiting from the growth in its domestic and international dealer network and the diversity in its end markets, sales of ASV’s Posi-Track machines showed solid growth during the third quarter of 2006, increasing 13% compared to the third quarter of 2005, which included increased sales of $5 million due to the effects of hurricanes Katrina and Rita.
“We are pleased to report the largest third quarter on record for the sales of our ASV machines and the second largest quarter for Posi-Track sales in the history of the Company,” said Dick Benson, ASV Chairman and CEO. “To sell more machines than we did in the hurricane aided third quarter of 2005 is quite an accomplishment. And we certainly didn’t get any help from the volatile U.S. economic climate during this period. While we experienced solid growth in Posi-Track machine sales in the third quarter, the negative news surrounding housing is definitely having an impact on dealer psychology. Assessing the impact this will have on the fourth quarter and beyond is very difficult to quantify at this time.”
Income Statement
Total net sales for the third quarter of 2006 were $63.0 million as compared to $69.2 million in sales during the third quarter 2005. Total net sales for the nine months ended September 30, 2006 were $200.0 million, up 12% from the nine months ended September 30, 2005.
ASV machines generated third quarter sales of $35.2 million (55.9% of net sales), up 13% from the third quarter of 2005. This increase was driven by solid demand for the new SR-70 and SR-80 machines, continued expansion of the ASV dealer network, a strong increase in sales to international dealers and a greater concentration in the sale of larger machines. On a year-to-date basis, sales of ASV machines were $105.6 million, up 29% compared to $82.2 million for the nine months ended September 30, 2005.
ASV’s OEM undercarriage sales, which include sales to both Caterpillar and Vermeer, were $14.0 million (22.2% of net sales), compared with $20.2 million for the third quarter of 2005. This reduction was primarily related to lower order rates from Caterpillar associated with the slowdown in the U.S. housing sector. On a year to date basis, ASV’s OEM undercarriage sales were $50.9 million compared to $54.4 million in sales for the nine months ended September 30, 2005.

Sales from ASV’s subsidiary, Loegering Mfg. Inc., totaled $4.2 million (6.6% of net sales) in the third quarter of 2006 compared with $7.3 million for the third quarter of 2005. This decrease was affected by the slow down in the U.S. housing sector and its more pronounced impact on the skid steer market, the primary market for Loegering’s traction products. The decrease in sales was also due to a higher comparison quarter in 2005 which benefited by approximately $1.0 million in increased sales due to the Gulf coast hurricanes. Loegering’s sales for the first nine months of 2006 were $19.8 million, up 6% compared to $18.6 million for the first nine months of 2005.
Sales of service parts and other items were $9.6 million (15.3% of net sales) in the third quarter of 2006, compared with $10.6 million in the similar period last year. This decrease is related to the greater longevity of ASV undercarriage components due to technology improvements and improved field maintenance practices, lower levels of field activity and resulting parts consumption, the timing of OEM parts orders in the comparative quarter and the implementation of lower Caterpillar parts pricing effective November 2005. Sales of service parts and other items for the first nine months of 2006 was $23.7 million compared to $24.8 million for the similar period in 2005.
Gross margin for the third quarter of 2006 was 22.0% compared with 25.0% for the third quarter of 2005. The decline was related to a greater concentration of lower gross margin products. Introductory pricing on the SR-70 and SR-80 machines, coupled with higher than expected costs on certain SR product line components caused margins on these machines to be lower than the Company’s target. Realization of recent price increases on these new machines, coupled with component cost improvements anticipated over the next two quarters is expected to improve SR machine margins. While these new product related issues are temporary in nature and typical with any new product launch, the high concentration of these machines in the Company’s sales mix during the third quarter of 2006 magnified the impact on the overall gross margin. To a lesser degree, the reduction in the Company’s gross margin in the third quarter of 2006 was also affected by lower relative sales of Loegering products and service parts.
Selling, general and administrative expenses were $5.8 million for the third quarter of 2006, compared with $4.3 million for the same period in 2005. The 2006 SG&A expense figure includes $.6 million for stock-based compensation related expenses from the adoption of SFAS No. 123(R), Share Based Payment, on January 1, 2006, an increase in the bad debt reserve and charges associated with the termination of an ASV dealer.
Research and development expenses for the third quarter of 2006 were $.4 million, down slightly from the third quarter of 2005, as ASV shifted focus from the SR-70 and SR-80 to the launch of the Scout utility vehicle and other R&D related efforts.
Net earnings for the third quarter of 2006 were $5.1 million, compared with $8.0 million for the third quarter of 2005. EPS for the third quarter of 2006 was $.19 per diluted share compared with $.29 per diluted share for the third quarter of 2005. Net earnings for the nine months ended September 30, 2006 were $19.6 million ($.72 per share) as compared to $19.7 million ($.71 per share) for the nine months ended September 30, 2005.
Balance Sheet
ASV finished the third quarter of 2006 with $34.3 million dollars of cash and investments, up approximately $.9 million from June 30, 2006, as cash flow from operations offset capital expenditures, which included $4.6 million related to the new production facility expansion.
Accounts receivable were $50.5 million in September 30, 2006, down $.7 million from June 30, 2006, reflecting greater fluctuations in orders that took place during the quarter, as well as the availability of certain machine attachments and components.
ASV’s overall inventory levels increased $1.1 million during the third quarter of 2006 to $66.1 million. The increase in inventory was driven by lower than expected levels of sales related to the weakness in the U.S. economy. For the third quarter ended September 30, 2006, raw materials increased $1.8 million to $53.7 million and finished goods declined $.6 million to $11.2 million.
Share Buyback Program
ASV’s Board of Directors has approved the implementation of a $50 million share repurchase plan over the next three years.
The Company anticipates share purchases will be made from time to time, depending on market conditions. Shares may be purchased in the open market, including block purchases, or through privately negotiated transactions. The

Company will not repurchase any shares from directors, officers or other affiliates of the Company. The repurchase program does not obligate ASV to acquire any specific number of shares and may be discontinued at any time.
Commenting on the repurchase program, ASV Chairman and CEO Dick Benson stated, “Given the strong financial and cash position of the Company and the long term growth potential of the rubber track loader market, we continue to believe our shares are undervalued in the marketplace. Because of this, we believe it is in the best interest of our shareholders to implement this stock repurchase plan.”
The Company intends to fund the repurchases with available cash and investments, as well as cash expected to be generated from future operations.
2006 Revised Guidance
•	Sales guidance for 2006 is now $240 to $250 million compared to sales of $245 million for 2005. Previous 2006 sales guidance was $280 to $300 million.

•	Sales breakdown for 2006 is expected to be as follows:
•	ASV machines approximately 52% of total net sales (previously 54%)

•	OEM undercarriages approximately 25% of total net sales (previously 25%)

•	Parts approximately 13% of total net sales (previously 11%)

•	Loegering products approximately 10% of total net sales (previously 10%)
•	Diluted earnings per share estimates, which include stock-based compensation related expenses of $.07 per diluted share, are revised to the range of $.80 to $.84 per share, from previous guidance of $1.05 to $1.15 per share. This revised guidance compares to $1.01 per diluted share for 2005, which did not include any stock-based compensation related expenses.
Commenting on the Company’s guidance for 2006, Benson stated, “With economic uncertainty prompting a conservative view of the fourth quarter, full year 2006 sales are now expected to come in near 2005 levels. This follows three years of average annual growth in excess of 75%. We view this temporary slowing as a perfect opportunity to accelerate progress on the strategic priorities that are key in positioning us for continued longer-term growth.”
Question and Answer
Q1:	Can you provide more information on why Caterpillar’s Multi-Terrain Loader sales appear to have been impacted more by the weaker housing market, and whether Caterpillar plans an introduction of a new MTL?
A:	The Multi-Terrain Loader product line, which makes up a majority of the sales of our OEM undercarriages, is a non-reported segment of Caterpillar’s business. As such, we are limited in the amount of information we can share on the trends or drivers of this product line. Many of you have reported hearing from Caterpillar dealers that a new series of MTLs will be forthcoming in early 2007. History would suggest that dealers slow their order rate of existing models when they know new models are on the way.

Q2:	What financial assumptions were made to develop the revised EPS figures?

A:	Management made the following assumptions to develop its revised 2006 EPS figure:
•	Gross margin in the range of 23.2% to 23.4%

•	SG&A inclusive of stock option related expenses in the range of 8.8% to 9.0%

•	R&D expenses of .6% to .7%

•	Income tax rate: 36.0%

•	Fully diluted shares outstanding: 27.4 million
Q3:	Does ASV plan to report same store sales?

A:	The Company has not reported such figures historically and from a competitive perspective will not be initiating reporting of these metrics.

Q4:	Can you please provide additional information on ASV dealers’ inventory levels?

A:	The detailed analysis that has been performed subsequent to our second quarter conference call confirms our earlier statements. We are confident that our average dealer does not have excess inventory. In fact, our numbers show far more dealers with too little inventory than with too much. For competitive reasons, the Company does not plan to report detailed statistics on dealer inventory levels.

Q5:	What were ASV’s capital expenditures and depreciation expense for the quarter?

A:	During the third quarter of 2006, our capital expenditures were $6.0 million, of which $4.6 million was related to our facility expansion. Depreciation expense was $743,000 for the third quarter of 2006.

Q6:	What is the status of the facility expansion?

A:	On March 23, 2006 ASV announced plans to expand its Grand Rapids, Minnesota production facility. Site work for the 120,000 square foot addition began in early May and construction is ahead of schedule for completion. Occupancy is planned for mid to late fourth quarter 2006. Once completed, we feel this new addition will improve the overall flow of our current production processes, create the space needed for our materials and parts inventory and provide capacity for future growth. The estimated cost to construct and equip the facility is approximately $6.0 to $6.5 million. Following this project, the Company expects to be able to double its machine production without significant capital expenditures.
Q5:	How many dealers did ASV add during the third quarter of 2006?

A:	ASV added 12 net new dealer storefronts during the third quarter of 2006, ending the period with a total of 325 dealer storefronts. This represents a 26% increase over the third quarter 2005 figure and a year-to-date increase of 65 dealer storefronts. ASV added 44 net new dealer storefronts during the full year 2005.

Q6:	Please provide an update on ASV’s international sales activity?

A:	In addition to our presence in Australia, New Zealand and Canada, we have recently established independent dealers in the Middle Eastern markets of Kuwait and Dubai. Sales to customers outside of the United States were $9.8 million or 15.5% of ASV’s net sales for the third quarter of 2006. This compares to $3.8 million or 5.4% of net sales from non-U.S. dealers in the third quarter of 2005. For the nine months ended 2006, ASV’s sales to non-U.S. dealers were $20.3 million, up 72% as compared to the nine months ended 2005.

Q7:	What is your current availability on machines?

A:	Depending on the model and configuration, our current machine availability ranges from 3 to 5 weeks.

Q9:	Could you explain the increase in the bad debt reserve and the charges associated with the termination of an ASV dealer?

A:	As our rate of growth slowed in the third quarter, we believed it prudent to increase our bad debt reserve. During the third quarter of 2006 ASV discontinued one dealer that was poor in performance and business practices. We have experienced few such charges historically and believe the health of our dealer network has never been stronger.

Q10:	What is ASV’s outlook for the Company and the marketplace in 2007?

A:	In line with our general practice, any discussion of ASV’s initial guidance for 2007 is scheduled for mid-December, 2006.
Conference Call
ASV will conduct a live webcast at 9 a.m. Central time, Tuesday October 31st to discuss its third quarter 2006 financial results and outlook for the balance of 2006. The call will be broadcast over the Internet and can be accessed at either ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab or at http://www.wsw.com/webcast/cc/asv4/. To listen to the call, go to either of the two web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of the call will be available over the Internet shortly after its conclusion, and available telephonically one hour after its conclusion. The telephonic replay will be available through Wednesday, November 1st, and can be accessed by dialing 877-660-6853 and entering account number 273 and conference ID number 217299. The Internet replay will be available for 30 days and can be accessed at www.asvi.com or http://www.wsw.com/webcast/cc/asv4/ in the same manner as discussed above.

About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi-Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. provides traction products and attachments for the skid steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: Some of the statements set forth above, including the statements regarding ASV’s future expected sales, sales mix, expense levels, the effects of adopting SFAS 123(R), earnings per share and the expected completion date of ASV’s facility expansion, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar or Vermeer relating to the manufacturing or marketing of their machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV, Caterpillar or Vermeer and ASV’s ability to realize the anticipated benefits from its relationships with Caterpillar and Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.
Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$62,998	$69,219	$200,024	$179,091
Cost of goods sold	49,143	51,932	152,869	135,179

Gross profit	13,855	17,287	47,155	43,912
Operating expenses:
Selling, general and administrative	5,817	4,326	16,564	12,010
Research and development	406	453	1,185	1,321

Operating income	7,632	12,508	29,406	30,581
Other income (expense)
Interest income	384	312	1,287	941
Interest expense	—	(30)	—	(86)
Other, net	12	1	22	52

Income before income taxes	8,028	12,791	30,715	31,488
Provision for income taxes	2,950	4,790	11,100	11,760

NET EARNINGS	$5,078	$8,001	$19,615	$19,728

Net earnings per common share — Diluted	$.19	$.29	$.72	$.71

Diluted weighted average shares	26,871,671	27,800,299	27,424,305	27,684,154

A.S.V., INC.
SALES BREAKDOWN

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
R-Series	55.9%	44.9%	52.8%	45.4%
OEM Undercarriages	22.2%	29.1%	25.5%	30.4%
Loegering	6.6%	10.6%	9.9%	10.4%
Parts and Other	15.3%	15.4%	11.8%	13.8%

TOTAL	100.0%	100.0%	100.0%	100.0%

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash & short-term investments	$20,154	$36,741
Accounts receivable, net	50,517	43,793
Inventories	66,086	52,362
Deferred income taxes	4,175	3,545
Other current assets	966	1,083

Total current assets	141,898	137,524
PROPERTY AND EQUIPMENT, net	27,825	20,907
LONG-TERM INVESTMENTS	14,170	7,995
OTHER NON-CURRENT ASSETS	370	535
INTANGIBLES, net	7,797	7,874
GOODWILL	8,386	8,386

Total assets	$200,446	$183,221

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term liabilities	$40	$71
Accounts payable	17,538	15,498
Accrued liabilities — Warranties	5,942	5,077
Accrued liabilities — Other	2,845	2,195
Income taxes payable	—	855

Total current liabilities	26,365	23,696
LONG-TERM LIABILITIES, less current portion	44	138
DEFERRED INCOME TAXES	1,450	1,300
SHAREHOLDERS’ EQUITY	172,587	158,087

Total liabilities & shareholders’ equity	$200,446	$183,221